Media Contacts:
Lisa Bottle
Phone:	704 423 7060
Gail Warner
Phone:	704 423 7048
Investor Contact:	Paul Gifford

Phone:	704 423 5517

News Release

Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Third Quarter 2004 Results, Increases Outlook for Full Year 2004

•	Third quarter net income per diluted share of $0.41 on sales of $1,167 million.

•	Third quarter cash flow from operations of $110 million, quarter-end cash balance of $346 million.

•	Year-over-year sales growth in all market channels in third quarter 2004 compared to third quarter 2003.

•	Sales outlook for 2004 expected to be at high end of $4.70 — $4.75 billion range.

•	Fully diluted EPS outlook for 2004 increased to $1.45 — $1.50.

CHARLOTTE, NC, October 26, 2004 – Goodrich Corporation announced results today for the third quarter and year-to-date 2004 and increased its sales, earnings and cash flow outlook for the full year 2004.

The company reported third quarter 2004 net income of $50 million, or $0.41 per diluted share, on sales of $1,167 million. This compares to third quarter 2003 net income of $34 million, or $0.29 per diluted share, on sales of $1,064 million. The increase in net income was primarily due to increased operating income from higher sales volume in all of the company’s market channels and a favorable sales mix.

Commenting on the company’s performance and the current market environment, Marshall Larsen, Chairman, President and Chief Executive Officer said, “During the third quarter we continued to see signs of recovery in the commercial aerospace markets. Sales in all of our market channels grew, when compared to the third quarter 2003. Aftermarket sales for large commercial aircraft improved almost 10 percent over the same period last year, and total commercial aftermarket sales, including the regional and business aircraft markets and airframe heavy maintenance, grew at a 14 percent rate. Sales of original equipment products to Boeing and Airbus grew by about 5 percent and we continued to see growth in our military and space sales. We recently received several important new program awards, which should fuel consistent long-term growth. Our company-wide implementation of enterprise initiatives, including lean product development, supply chain management and others are gaining momentum and, coupled with anticipated volume growth, should result in further margin improvement throughout the current upcycle in our markets.”

The third quarter 2004 results included several non-recurring items that had an aggregate after tax benefit during the quarter of $7.6 million, or $0.06 per fully diluted share. The items included a favorable state tax settlement that generated approximately $6.8 million of income during the third quarter, and reduced the company’s tax rate. Also included in these items were after tax expenses of $3.5 million for debt retirement costs and a reserve for an adverse preliminary administrative ruling in a labor dispute. Both of these items were offset by a $4.3 million after tax benefit from revising the accounting treatment of a technology development grant from a non-US government entity.

During the third quarter 2004, foreign currency translation had a favorable impact on sales of approximately $21 million, compared to the third quarter 2003, and translation of non-U.S. dollar net expenses had a negligible impact on net income. The third quarter 2004 results include after tax charges for asset impairments and facility closure and headcount reduction actions totaling $2.6 million, or $0.02 per fully diluted share, compared to similar charges of $4.1 million, or $0.03 per fully diluted share, for the third quarter 2003.

For the first nine months of 2004, the company reported net income of $136 million, or $1.13 per diluted share, on sales of $3.46 billion. During the first nine months of 2003, net income was $78 million, or $0.66 per diluted share, on sales of $3.25 billion. The increased sales of $210 million are attributable to favorable foreign currency translation impacts of $62 million and increased sales for military and space, large commercial aircraft aftermarket and regional, business and general aviation original equipment and aftermarket parts and services. The year-to-date results include after tax charges for asset impairment and facility closure and headcount reductions as detailed in the following table.

Sales and Earnings – Additional Details	Year-to-Date – First nine months
	2004		2003
	Sales & After-tax		Sales & After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS
Sales	$3,463		$3,253
Income (Loss) from Continuing Operations*	$119	$1.00	$16	$0.13
Income (Loss) from Discontinued Operations	—	—	$62	$0.53
Cumulative effect of change in accounting	$16	$0.13	—	—
Net income	$136	$1.13	$78	$0.66
*Included in Income from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off	—	—	($8)	($0.07)
Super 727 inventory and receivables impairment	—	—	($54)	($0.46)
Other facility and spare part valuation adjustments	—	—	($23)	($0.20)
Notes/Accounts receivable write-offs	($5)	($0.04)	($2)	($0.01)
Sub-total – non-cash asset impairment charges	($5)	($0.04)	($87)	($0.74)
Facility closure and headcount reduction actions	($6)	($0.05)	($10)	($0.08)
Gain on sale of Noveon PIK notes	—	—	$5	$0.04
Total of items above	($11)	($0.09)	($92)	($0.78)
Average Shares Outstanding – Diluted (in millions)	120.2		118.0

Cash flow from operations during the third quarter 2004 was $110 million. During the third quarter 2004, the company contributed $9 million to its worldwide pension plans, compared to $6 million in the third quarter of 2003, and had capital expenditures of $32 million, compared to $28 million in the third quarter of 2003.

			Year-to-Date - First nine
	Third Quarter		months
Cash Flow Comparison	2004	2003	2004	2003
(Dollars in Millions)
Cash Flow from Operations*	$110	$127	$240	$339
Capital Expenditures	($32)	($28)	($83)	($75)
*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($8)	($17)	($23)	($38)
Pension Contributions	($9)	($6)	($50)	($42)

The cash balance of $346 million at September 30, 2004 decreased by $10 million from the balance of $356 million at June 30, 2004, primarily as a result of cash outflows for debt retirement that were partially offset by the improved net income and positive cash flow from operations.

During the third quarter 2004, the company’s debt level declined by $101 million. The decline resulted primarily from the redemption of $60 million of Special Facilities Airport Revenue Bonds, the repurchase of $15 million of long-term debt on the open market and a $25 million reduction associated with revising the accounting treatment of a technology development grant from a non-US government entity.

Third Quarter Business Highlights

•	Goodrich was selected to supply another important system for the 7E7 Dreamliner aircraft. On October 18, Goodrich announced that it had been selected by Rolls-Royce to provide the engine control system for its Trent 1000 engine. The Trent 1000 engine was recently selected by All Nippon Airways to power the 50 7E7 aircraft they have ordered from Boeing. This award, plus the earlier awards of the nacelles and thrust reversers, the Proximity Sensing System and the Fuel Quantity Indicating System and the Fuel Management Software are expected to generate over $6 billion in original equipment and aftermarket sales through 2028.

•	Sikorsky selected Goodrich to provide the Integrated Vehicle Health Management System (IVHMS) for the U.S. Army’s UH-60M BLACK HAWK program. Initial deliveries will begin in 2005. If all options are exercised, the contract is expected to generate in excess of $100 million in sales over the life of the program. Goodrich has system health monitoring products on the V-22, CH-53E, AH-1Z, UH-1Y, MH-60S, SH-60B, UH-60A/L and S-92 aircraft. The IVHMS is based on data-driven open architecture and can easily be applied to any other aircraft. The system compiles data from electrical, mechanical and airframe systems into a comprehensive information resource for pilots, maintenance organizations and fleet operators.

•	Goodrich entered into agreements with three airlines to provide aircraft wheels and brakes. Goodrich will provide Atlas Air Worldwide Holdings, Inc. with wheels, brakes and services for a total of 42 Boeing 747 Aircraft. All Nippon Airways has selected Goodrich to supply wheels and brakes for 45 Boeing 737-700 aircraft that are scheduled to enter into service beginning in December 2005. Additionally, Goodrich has entered into an agreement with Mexicana Airlines to provide wheels and brakes on 10 Airbus A318 aircraft being added to its fleet. The Mexicana aircraft are scheduled for delivery beginning in the fourth quarter of this year.

Outlook

The company now expects 2004 sales to be at the high end of its previously announced range of $4.70 -$4.75 billion. The 2004 outlook for fully diluted EPS has been revised upward, to $1.45 — $1.50, including actual and expected premiums for the early retirement of debt, the favorable impact of the third quarter 2004 state tax settlement and market conditions as noted below:

•	While 2004 deliveries of Boeing and Airbus large commercial aircraft are expected to be approximately flat when compared to 2003, large commercial aircraft original equipment production rates are expected to increase in 2005. Goodrich has begun deliveries to support these higher production rates, which will positively impact Goodrich sales during the fourth quarter of 2004. Total sales to the large commercial aircraft manufacturers are expected to be approximately 5 percent higher in 2004 than they were in 2003.

•	Goodrich expects continued capacity growth in the global airline system, as measured by available seat miles (ASMs). Goodrich’s sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately 6 percent in 2004, compared to 2003. Aftermarket sales in support of regional and business aircraft are expected to grow by more than 10 percent in 2004, compared to 2003.

•	Goodrich sales for regional and business new aircraft production are expected to increase by more than 10 percent when compared to 2003.

•	Goodrich military sales (OE and aftermarket) should increase slightly greater than global military budgets, in the 10 percent range, when compared to 2003.

The 2004 outlook for operating income and earnings per share (EPS) is based on many external and internal factors that may have a material impact on projected results, some of which were discussed in detail as part of the year-end 2003 results press release dated February 5, 2004 and updated in subsequent quarterly results releases. To the extent that any of the factors highlighted in those press releases have changed significantly, they are discussed below:

•	Foreign exchange – Goodrich is currently fully hedged for its estimated foreign exchange exposure for the balance of 2004. The company continues to expect its unfavorable impact on earnings as a result of foreign currency translation of non-U.S. dollar net expenses for 2004 to be approximately $15 million pre tax. All of this impact occurred during the first half of 2004.

•	Pension expense – Expectations for pension expense have not changed significantly since the outlook provided during the second quarter 2004. The company continues to expect 2004 pension costs to decline by about $1 — 2 million, when compared to 2003.

•	Certain expenses included in Corporate G&A, Other Income (Expense) and segment operating results – In its February 5, 2004 press release, the company indicated that these costs were expected to increase, on a pre tax basis, by about $30 million. As noted in the second quarter 2004 results release, and unchanged for the third quarter 2004, this increase is expected to be approximately $20 — $25 million, including the impact of FASB Staff Position 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which was implemented in the second quarter 2004.

•	7E7 and A380 spending – combined spending on these two programs is now expected to be higher in 2004, compared to 2003, in support of new awards on the 7E7 and continued development on the A380.

•	The current outlook anticipates the retirement of approximately $100 million of long-term debt during the fourth quarter 2004, subject to market conditions. The company’s current outlook for fully diluted EPS includes debt premiums of approximately $10 million pre tax for the fourth quarter 2004.

Goodrich expects cash flow from operations, minus capital expenditures, to exceed net income in 2004. The company now expects capital expenditures in 2004 to be $140 — $150 million.

The current earnings and cash flow from operations outlook does not include any impact of potential curtailment of production for the Boeing 717 program, resolution of the previously disclosed Rohr and Coltec tax litigation, or of potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems from TRW.

2005 Outlook

From an overall market standpoint, Goodrich expects continued growth in each of its market channels during 2005, with the strongest growth expected in the large commercial aircraft original equipment markets as Boeing and Airbus ramp up their production rates. The aftermarket is expected to grow at about 5 percent, based on expectations for global ASM growth, and the company expects to experience some moderation in the growth rate of its global military and space markets, compared to 2004.

Goodrich is in the process of finalizing its outlook for 2005, and expects to provide its specific 2005 outlook in conjunction with its annual investor conference, scheduled for November 15, 2004. The conference will be webcast and all materials will be available at the company’s Internet site on the morning of November 15, 2004.

The supplemental segment discussion and tables that follow provide more detailed information about the third quarter 2004 results.

Goodrich will hold a conference call on October 26, 2004 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5540.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	the extent to which the company is successful in integrating Aeronautical Systems in a manner and a timeframe that achieves expected cost savings and operating synergies;

•	potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the nature, extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions;

•	the possibility of additional restructuring and consolidation actions beyond those previously announced by the company;

•	demand for and market acceptance of new and existing products, such as the Airbus A380, the Boeing 7E7, the Joint Strike Fighter, the Embraer 190 and the Boeing 717;

•	the company’s ability to extend its contracts with Boeing relating to the 7E7 beyond the initial contract period;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the impact of Severe Acute Respiratory Syndrome (SARS) or other airborne respiratory illnesses on global travel;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the payment of premiums by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

Total Segment Results	3Q 2004		3Q 2003
	Sales and Pre-		Sales and Pre-
	tax earnings		tax earnings
	($ in Millions)	Margin %	($ in Millions)	Margin %
Sales	$1,167		$1,064
Segment Operating Income	$132	11.3%	$118	11.1%

Included below is a summary discussion of sales and operating income changes by segment:

Airframe Systems – Sales in the third quarter of 2004 increased about $26 million, or 7 percent, from $374 million in the third quarter of 2003 to $400 million in the third quarter of 2004. The increase was primarily due to foreign currency translation of non-U.S. dollar sales and increased sales of aircraft wheels and brakes, actuation systems, airframe heavy maintenance services and engineered polymer products during the third quarter 2004, compared to the third quarter 2003.

Operating income in the third quarter of 2004 increased approximately $10 million, from $18 million in the third quarter of 2003 to $28 million in the third quarter of 2004. Asset impairment, facility closure and headcount reduction charges recorded in the third quarter of 2003 totaled $2 million, with none recorded in the third quarter of 2004. The current quarter includes a pre tax benefit of $6 million for the revision of the accounting treatment of a technology development grant from a non-US government entity, partially offset by a $2 million pre tax reserve for an adverse preliminary administrative ruling in a labor dispute. Excluding these items, operating income increased primarily due to improved results for wheels and brakes and airframe heavy maintenance more than offsetting higher new program research and development expenditures, primarily for actuation products.

Engine Systems — Sales in the third quarter of 2004 increased $55 million, or 13 percent, from $420 million in the third quarter of 2003 to $475 million in the third quarter of 2004. The increase was primarily due to increased commercial aircraft original equipment and aftermarket sales of aerostructures and cargo systems products, favorable currency translation on non-U.S. dollar sales, primarily in the engine controls business, increased sales of fuel nozzle and injector components to the U.S. military and to engine manufacturers for regional jets, increased component maintenance, repair and overhaul services sales, increased sales of engine controls components to both the U.S. and various European military customers and increased sales for nacelle development programs for the U.S. military.

Operating income in the third quarter of 2004 increased $2 million from $63 million in the third quarter of 2003 to $65 million in the third quarter of 2004. The improvement in operating income was primarily due to the sales increases noted above and a favorable mix of sales, as spares and maintenance, repair and overhaul (MRO) sales increased more than the increases in original equipment sales. Partially offsetting these increases were higher new program research and development expenditures. Asset impairment, facility closure and headcount reduction charges were unchanged at approximately $2 million in the third quarter of both 2004 and 2003.

Electronic Systems – Sales in the third quarter of 2004 increased $23 million, or 8 percent, from $270 million in the third quarter of 2003 to $293 million in the third quarter of 2004. The increase was primarily due to increased sales volume of regional and business jet aircraft original equipment and aftermarket products for the De-Icing & Specialty Systems, Sensor Systems and Aircraft Lighting businesses; increased military and space sales for optical space systems products and increased military spares sales in our propulsion products business. Partially offsetting the increase in sales were decreases in sales in the commercial aftermarket products for Boeing & Airbus programs.

Operating income in the third quarter of 2004 increased by approximately $2 million, from $37 million in the third quarter of 2003 to $39 million in the third quarter of 2004. The slight change is primarily attributable the increased sales volume noted above, partially offset by the unfavorable mix of increased regional and business original equipment and decreased commercial aftermarket sales, increased research and development costs for new programs and bid and proposal costs incurred in an effort to win new programs. Asset impairment, facility closure and headcount reduction charges were unchanged at approximately $2 million for the third quarter of both 2004 and 2003.

GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales	$1,166.5	$1,063.9	$3,462.6	$3,252.6

Operating costs and expenses:
Cost of sales	853.5	785.2	2,548.8	2,504.7
Selling and administrative costs	201.2	170.8	595.1	533.3
Restructuring and consolidation costs	3.8	6.1	8.7	43.8

	1,058.5	962.1	3,152.6	3,081.8

Operating Income	108.0	101.8	310.0	170.8
Interest expense	(35.7)	(38.9)	(108.8)	(117.1)
Interest income	1.0	0.3	2.3	5.4
Other expense – net	(10.9)	(9.8)	(40.6)	(24.9)

Income from continuing operations before income taxes and trust distributions	62.4	53.4	162.9	34.2
Income tax expense	(12.5)	(16.7)	(43.6)	(10.4)
Distributions on trust preferred securities	—	(2.7)	—	(7.9)

Income From Continuing Operations	49.9	34.0	119.3	15.9
Income from discontinued operations — net of taxes	—	—	—	62.4
Cumulative effect of change in accounting	—	—	16.2	(0.5)

Net Income	$49.9	$34.0	$135.5	$77.8

Basic Earnings per Share
Continuing Operations	$0.42	$0.29	$1.01	$0.14
Discontinued Operations	—	—	—	0.52
Cumulative Effect of Change in Accounting	—	—	0.13	—

Net Income	$0.42	$0.29	$1.14	$0.66

Diluted Earnings per Share
Continuing Operations	$0.41	$0.29	$1.00	$0.13
Discontinued Operations	—	—	—	0.53
Cumulative Effect of Change in Accounting	—	—	0.13	—

Net Income	$0.41	$0.29	$1.13	$0.66

Dividends declared per common share	$0.20	$0.20	$0.60	$0.60

Weighted — Average Number of Shares Outstanding (in millions)
Basic	118.8	117.5	118.5	117.4

Diluted	120.6	118.6	120.2	118.0

GOODRICH CORPORATION
SEGMENT REPORTING
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales:
Airframe Systems	$399.5	$373.6	$1,205.9	$1,171.1
Engine Systems	474.5	420.0	1,422.2	1,267.4
Electronic Systems	292.5	270.3	834.5	814.1

Total Sales	$1,166.5	$1,063.9	$3,462.6	$3,252.6

Operating Income (Loss):
Airframe Systems	$27.6	$17.8	$74.0	$62.5
Engine Systems	65.2	63.0	209.0	53.6
Electronic Systems	38.8	37.0	93.5	101.2

Total Segment Operating Income	131.6	117.8	376.5	217.3
Corporate General and Administrative Costs	(23.6)	(16.0)	(66.5)	(46.5)

Total Operating Income	$108.0	$101.8	$310.0	$170.8

Segment Operating Income as a Percent of Sales:
Airframe Systems	6.9%	4.8%	6.1%	5.3%
Engine Systems	13.7%	15.0%	14.7%	4.2%
Electronic Systems	13.3%	13.7%	11.2%	12.4%
Total Segment Operating Income as a Percent of Sales	11.3%	11.1%	10.9%	6.7%

GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2004	2003
Current Assets
Cash and cash equivalents	$345.5	$378.4
Accounts and notes receivable, less allowances for doubtful receivables ($24.9 at September 30, 2004; $28.2 at December 31, 2003)	683.5	608.5
Inventories	1,084.1	964.2
Deferred income taxes	83.2	53.3
Prepaid expenses and other assets	88.8	82.7

Total Current Assets	2,285.1	2,087.1

Property, plant and equipment — net	1,124.4	1,175.9
Prepaid pension	214.3	219.5
Goodwill	1,258.6	1,259.5
Identifiable intangible assets — net	489.0	484.7
Deferred income taxes	26.6	22.9
Other assets	597.0	640.3

Total Assets	$5,995.0	$5,889.9

Current Liabilities
Short-term bank debt	$1.0	$2.7
Accounts payable	428.4	414.5
Accrued expenses	746.8	648.2
Income taxes payable	309.2	259.9
Current maturities of long-term debt and capital lease obligations	2.3	75.6

Total Current Liabilities	1,487.7	1,400.9

Long-term debt and capital lease obligations	2,030.6	2,136.6
Pension obligations	652.0	642.0
Postretirement benefits other than pensions	312.6	319.2
Other non-current liabilities	215.4	197.7
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 132,491,022 shares at September 30, 2004, and 131,265,173 shares at December 31, 2003 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	662.5	656.3
Additional paid-in capital	1,069.5	1,035.8
Income retained in the business	107.4	42.4
Accumulated other comprehensive income (loss)	(128.6)	(126.1)
Unearned compensation	—	(1.4)
Common stock held in treasury, at cost
(13,559,165 shares at September 30, 2004, and
13,539,820 shares at December 31, 2003)	(414.1)	(413.5)

Total Shareholders’ Equity	1,296.7	1,193.5

Total Liabilities And Shareholders’ Equity	$5,995.0	$5,889.9

GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Nine Months
	Ended
	September 30,
	2004	2003
Operating Activities
Income from continuing operations	$119.3	$15.9
Adjustments to reconcile income from continuing operations
to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	8.5	43.8
Payments	(22.6)	(37.8)
Asset impairments	0.2	86.1
Depreciation and amortization	165.3	163.6
Stock-based compensation expense (income)	13.8	(0.1)
Loss on extinguishment of debt	1.9	—
Deferred income taxes	(31.0)	8.4
Payment-in-kind interest income	—	(4.3)
Change in assets and liabilities, net of effects of
acquisitions and dispositions of businesses:
Receivables	(72.8)	59.8
Change in receivables sold, net	—	(6.6)
Inventories	(106.3)	(15.5)
Other current assets	(2.1)	10.9
Accounts payable	13.0	(75.6)
Accrued expenses	110.1	41.4
Income taxes payable	41.0	59.7
Tax benefit on non-qualified options	2.9	—
Other non-current assets and liabilities	(1.3)	(10.9)

Net Cash Provided By Operating Activities	239.9	338.8

Investing Activities
Purchases of property, plant and equipment	(82.4)	(75.0)
Proceeds from sale of property, plant and equipment	9.7	5.4
Proceeds from payment-in-kind notes	—	151.9
Payments received (made) in connection with acquisitions,
net of cash acquired	(0.5)	26.6

Net Cash Provided (Used) By Investing Activities	(73.2)	108.9

Financing Activities
Decrease in short-term debt	(2.8)	(379.9)
Proceeds from issuance of long-term debt	—	18.1
Repayment of long-term debt and capital lease obligations	(149.2)	(2.0)
Proceeds from issuance of capital stock	23.0	6.8
Purchases of treasury stock	(0.2)	(0.4)
Dividends	(70.9)	(70.4)
Distributions on trust preferred securities	—	(7.9)

Net Cash Used By Financing Activities	(200.1)	(435.7)
Discontinued Operations
Net cash provided by discontinued operations	—	161.5

Effect of exchange rate changes on cash and cash equivalents	0.5	2.5

Net increase (decrease) in cash and cash equivalents	(32.9)	176.0
Cash and cash equivalents at beginning of period	378.4	149.9

Cash and cash equivalents at end of period	$345.5	$325.9

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS)

	Nine Months Ended
	September 30,
Preliminary Income Statement Data:	2004	2003

Non-Segment Expenses:
Net Interest Expense	$(106.5)	$(111.7)
- Payment-in-Kind Interest Income	$—	$4.3
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(40.6)	$(24.9)

- Discontinued Retiree Health Care	$(14.2)	$(15.5)
- Other Income (Expense)	$(26.4)	$(9.4)
Preliminary Cash Flow Data:
Dividends	$70.9	$70.4
Depreciation and Amortization	$165.3	$163.6
- Depreciation	$120.3	$116.9
- Amortization	$45.0	$46.7

	September 30,	December 31,
Preliminary Balance Sheet Data:	2004	2003

Short-term Bank Debt	$1.0	$2.7
Current Maturities of Long-term Debt and Capital Lease Obligations including Manditorily Redeemable Preferred Securities of Trust (QUIPS)	2.3	75.6
Long-term Debt and Capital Lease Obligations	2,030.6	2,136.6

Total Debt[1] + QUIPS	$2,033.9	$2,214.9
Cash and Cash Equivalents	345.5	378.4

Net Debt[1] + QUIPS	$1,688.4	$1,836.5

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.